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                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement"), made and entered into effective as of the 9th day of November, 1999 (the "Effective Date"), by and between HA-LO INDUSTRIES, INC., an Illinois corporation with offices located at 5980 West Touhy Avenue, Niles, Illinois 60714 ("Employer"), and GREGORY J. KILREA, residing at ___________, ____________ Illinois ("Employee").

         WHEREAS, Employee currently serves as the Chief Financial Officer, Vice President and Assistant Secretary of Employer pursuant to that certain Employment Agreement between the parties dated as of July 1, 1999 (the "Existing Agreement"); and

         WHEREAS, in consideration of the continued employment of Employee with Employer and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, Employee and Employer agree to execute and be bound by this Agreement;

         NOW, THEREFORE, in consideration of the foregoing premises and the agreements and covenants of the parties contained herein, the parties, intending to be legally bound, hereby agree as follows:

         1. ALL PRIOR AGREEMENTS SUPERSEDED. This Agreement constitutes the entire agreement between the parties concerning the employment of Employee by Employer, and supersedes all prior and contemporaneous agreements between Employer and Employee relating to the subject matter hereof, including, without limitation the Existing Agreement.

         2. EMPLOYMENT. On the terms and subject to the conditions set forth herein, Employer hereby employs Employee, and Employee hereby accepts employment from Employer, as the Chief Financial Officer, Vice President and Assistant Secretary of Employer. If, during the term of this Agreement, Employee is removed from any titled office maintained with Employer (whether by action of Employer's Board of Directors or otherwise) then, unless Employer simultaneously terminates this Agreement, Employee and Employer shall continue to be bound by the terms and conditions hereof, and such removal shall not constitute grounds for a breach under, or termination (including constructive termination) of, this Agreement.

         3. TERM. Subject to the provisions for termination hereinafter provided, the initial term of this Agreement shall be for a term commencing as of the Effective Date and ending December 31, 2002 (such period, including any extensions thereof, being the "Term"); provided, however, that as of December 31, 2002 and each December 31 thereafter, the Term shall be automatically extended for successive one (1) calendar year periods, unless either party elects not to so extend the Term and gives written notice to the


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other party at least ninety (90) days prior to such scheduled termination date of their election not to so extend.

         4. DUTIES OF EMPLOYEE. Employee shall perform, on a full-time and best efforts basis, such duties commensurate with his position and experience as shall be assigned to him from time to time by the Chief Executive Officer or Board of Directors of Employer, and Employee shall report directly to the Chief Executive Officer. As part of his duties hereunder, Employee agrees to serve as an officer of Employer and as an officer and director of such subsidiaries and affiliates of Employer to which Employee is elected.

         5.       COMPENSATION AND BENEFITS.

                  (a) BASE PAY. During the Term, Employer shall pay to Employee a salary at the annual rate of Three Hundred Thousand Dollars ($300,000), in equal installments on the last day of each month or at such other frequency as the parties hereto shall agree ("Base Pay"). The Base Pay may also be increased from time to time by the Compensation Committee of the Board of Directors of Employer, in its sole discretion. The Employee shall be reviewed annually by the Chief Executive Officer of Employer, who shall thereafter make recommendations with respect to Base Pay to the Compensation Committee of the Board of Directors.

                  (b) BONUS COMPENSATION. Provided that Employee is still in the employ of Employer on May 9, 2000, Employee (i) shall be entitled to receive bonus compensation of up to twenty-five percent (25%) of his Base Pay annually upon the attainment of mutually established qualitative concepts, goals and objectives, as established by the Chief Executive Officer and Employee and (ii) shall have the opportunity to earn as additional bonus compensation during each calendar year of the Term (commencing with calendar year 2000) up to seventy-five percent (75%) of his Base Pay pursuant to the HA-LO Executive Bonus Plan (collectively, "Bonus Compensation").

                  (c) OPTIONS. Concurrently with the execution of this Agreement, Employer shall execute and deliver to Employee Option Agreements, in substantially the forms attached to this Agreement as Exhibits A and B, pursuant to which Employee shall be granted, as of the Effective Date, the following options to purchase shares of common stock of Employer:

                           (i) 50,000 options, vesting one-third (1/3) on each of the first, second and third anniversaries of the Effective Date, at an exercise price per share equal to the closing price of a share of common stock on the New York Stock Exchange on the Effective Date; and

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                           (ii)     100,000 options, vesting one-third (1/3) on
                                    each of the first, second and third
                                    anniversaries of the Effective Date, at an exercise price per share of $7.00.

                  (d) FRINGE BENEFITS. Employer shall provide to Employee such other employee fringe benefits as are generally provided for the executive employees of Employer, including all fringe benefits made available to Employee by Employer on or prior to the Effective Date (inclusive, without limitation, of an automobile allowance and full medical coverage). Employee shall be entitled to annual vacation during such period(s) and in such time increments as are consistent with Employee's prior practices as an executive employee of Employer.

                  (e) INDEMNITY. Employer shall, during and after the Term, indemnify Employee in the manner provided in the By-Laws of Employer (as set forth as of the date hereof) to the fullest extent provided by law.

         6. EXPENSE REIMBURSEMENT. Employee shall be entitled to reimbursement by Employer for all reasonable and customary travel and other business expenses incurred by Employee in carrying out his duties under this Agreement, including but not limited to, telephone, computer, fax machine and transportation expenses.

         7. TERMINATION. This Agreement shall be terminated on the earliest to occur of (i) the expiration of the Term; (ii) the mutual agreement of Employer and Employee; (iii) the death of the Employee; (iv) the permanent disability of the Employee, or (v) the dismissal of Employee for "cause" (as hereinafter defined). This Agreement may also be terminated upon written notice given by Employee to Employer within ninety (90) days after John Kelley ceases to be the Chief Executive Officer of Employer. Upon any termination of the Term of this Agreement, Employee shall promptly deliver to Employer (i) without retaining any copies thereof, all the forms, brochures, business records, project materials, sales materials, manuals, letterhead, business cards or any other written or printed materials relating to the business of Employer, and (ii) any computers, telephones, fax machines, automobiles or other personal property owned by Employer and in the possession of Employee.

         Employee shall be deemed to be "permanently disabled" hereunder if it is determined by a physician selected by Employer, with the reasonable approval of Employee, which physician is on the staff of a hospital associated with a medical school and located in Cook, Lake or DuPage County, Illinois, that Employee is suffering from a mental, physical or emotional disability or condition which is reasonably expected to last for two hundred seventy (270) days or more, and which prevents Employee from performing substantially all of his duties hereunder.

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         Employer shall be deemed to have "cause" to dismiss Employee from employment upon the occurrence of any of the following: (i) Employee's conviction of a felony; (ii) Employee's engagement in illegal conduct tending to place Employee or Employer in disrepute; or (iii) upon thirty (30) days prior written notice to Employee by Employer, upon Employee's breach of, and failure to cure, any other material provision of this Agreement.

         If, for any reason, other than termination for "cause", death, permanent disability, the expiration of the Term or a voluntary termination by Employee (inclusive, for these purposes, of a mutually agreed upon termination or termination in the manner contemplated by the second sentence of the first paragraph of this Section 7), Employee ceases to be employed by Employee, then
(i) Employee shall be entitled to continue to receive the remainder of his Base Pay for the remainder of the Term, which amounts shall be payable (subject to normal withholdings) in accordance with Employer's customary compensation practices, (ii) Employee shall be entitled to continue to receive Bonus Compensation for the remainder of the Term, calculated in the manner set forth in the last paragraph of this Section 7 and payable (subject to normal withholdings) in accordance with Employer's customary compensation practices, and (iii) all options to purchase shares of common stock of Employer currently or in the future held by Employee shall, concurrently with such cessation, be fully vested (and not subject to forfeiture) and shall be exercisable until the expiration of their respective terms notwithstanding Employee's earlier termination as an employee of Employer or otherwise.

         If the Term of this Agreement is not extended for one additional year beyond December 31, 2002 or any December 31 thereafter because of action taken by Employer pursuant to Section 3 above, then (i) Employee shall be entitled to continue to receive one (1) year's Base Pay, which amounts shall be payable (subject to normal withholdings) in accordance with Employer's customary compensation practices, (ii) Employee shall be entitled to continue to receive one (1) year's Bonus Compensation, calculated in the manner set forth in the last paragraph of this Section 7 and payable (subject to normal withholdings) in accordance with Employer's customary compensation practices, and (iii) all options to purchase shares of common stock of Employer currently or in the future held by Employee shall, concurrently with cessation of employment, be fully vested (and not subject to forfeiture) and shall be exercisable until the expiration of their respective terms notwithstanding Employee's earlier termination as an employee of Employer or otherwise.

         For purposes of the two (2) preceding paragraphs of this Section 7, Bonus Compensation payable post-termination shall be determined based upon the average of Bonus Compensation actually earned by Employee during the Term prior to termination; provided, however, that if termination occurs prior to December 31, 2000,

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Bonus Compensation payable post-termination shall be determined based upon the percentage achievement (as reasonably determined by the Board of Directors of Employer) of the qualitative concepts, goals and objectives referred to in
Section 5(b)(i) during calendar year 2000.

         8. EMPLOYEE'S COVENANTS NOT TO COMPETE OR SOLICIT. Employee covenants that during the term of this Agreement and for a period of one (1) year thereafter, he shall not, except as an employee of Employer, directly or indirectly, on his own account, or as an employee, consultant, agent, partner, joint venturer, owner or officer of any other person, firm, partnership, corporation or entity, or in any other capacity, (i) conduct, engage in, or aid or assist anyone in the conduct of a business which is competitive to that of Employer (or any subsidiary thereof), or in which advertising specialty and premium merchandise is sold to customers anywhere in the United States or (ii) solicit or recruit any employees of Employer (or any subsidiary thereof) for purposes of employment; provided, however, that the foregoing covenants shall be of no force or effect in the event Employer (A) violates the terms of this Agreement, (B) terminates Employee as an employee other than for cause or upon the expiration of the Term, or (C) reduces the compensation paid to Employee.

         9. CONFIDENTIALITY. Employee acknowledges that by virtue of his employment with Employer, he has been and/or will be exposed to or has had or will have access to confidential information regarding Employer's business, including but not limited to, trade secrets and proprietary information, all of which are proprietary to Employer. Employee further acknowledges that it would be possible for an employee, upon termination of his association with Employer, to use the knowledge or information obtained while working for or with Employer to benefit other individuals or entities. Employee acknowledges that Employer has expended considerable time and resources in the development and/or purchase of certain confidential information used in connection with Employer's business, including, without limitation, Employer's computer programs and computer software, accounting methodologies, pricing systems, cost of goods sold, manufacturing and assembly processes, designs, product margins, customer lists or records, customer information, customer mark-ups, information regarding suppliers and vendors, use and utilization of patents, trademarks, trade names, copyrights, confidential information and trade secrets of Employer or third parties, marketing techniques, systems and networks of distribution, supplier information, product content, product mix, inventions and, generally, the confidential information of Employer which gives, or may give, Employer an advantage in the marketplace against its competitors (all of the foregoing being herein referred to collectively as "Proprietary Information"), and which have been disclosed to or learned by Employee solely for the purpose of Employee's employment with Employer. Employee acknowledges that Employer's Proprietary

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Information constitutes a proprietary and exclusive interest of Employer, and, therefore, Employee agrees that during the term of his employment and for a period of sixty (60) months after the termination of Employee's employment with Employer, for any reason whatsoever, Employee shall hold and keep secret the Proprietary Information as described herein, as to which Employee is now or any time during his employment shall become informed, and Employee shall not directly or indirectly disclose any such information to any person, firm, court, governmental agency or corporation or use the same except in connection with the business and affairs of Employer.

         10. REMEDIES. Employee acknowledges that compliance with the restrictive covenants set forth in Paragraphs 8 and 9 hereof is necessary to protect the business, goodwill and Proprietary Information of Employer and that a breach of these restrictions will irreparably and continually damage Employer for which money damages may not be adequate. Consequently, Employee agrees that, in the event that he breaches or threatens to breach any of these covenants, Employer shall be entitled to both (1) a temporary, preliminary or permanent injunction in order to prevent the continuation of such harm and (2) money damages insofar as they can be determined. Nothing in this Agreement, however, shall be construed to prohibit Employer from also pursuing any other remedy, the parties having agreed that all remedies are to be cumulative. The parties expressly agree that Employer may, in its sole discretion, choose to enforce the restrictive covenants in Paragraphs 8 and 9 hereof, in part, or to enforce any of said restrictive covenants to a lesser extent than that set forth herein. As money damages for the period of time during which Employee violates these covenants, Employer shall be entitled to recover, in addition to any other amounts the amount of fees, compensation or other remuneration earned by Employee as a result of any such breach.

         11. SEVERABILITY. Each of the terms and provisions of this Agreement is to be deemed severable in whole or in part and, if any term or provision or the application thereof in any circumstances should be invalid, illegal or unenforceable, the remaining terms and provisions or the application thereof to circumstances other than those as to which it is held invalid, illegal or unenforceable shall not be affected thereby and shall remain in full force and effect.

         12. BINDING AGREEMENT. This Agreement shall be binding upon the parties, their heirs, successors, personal representatives and assigns. Employer may assign this Agreement to any successor in interest to the business, or part thereof, of Employer. Employee may not assign any of his obligations or duties hereunder.

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         13. CONTROLLING LAW AND JURISDICTION. This Agreement shall be governed by and interpreted and construed according to the laws of the State of Illinois. Employee hereby consents to the jurisdiction of the state and federal courts in Illinois in the event that any disputes arise under this Agreement.

         14. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties with regard to the subject matter hereof, and may not be changed orally, but only by an agreement in writing signed by the parties hereto.

         15. FAILURE TO ENFORCE. The failure to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions. Further, any express waiver by any party with respect to any breach of any provision hereunder by any other party shall not constitute a waiver of such party's right to thereafter fully enforce each and every provision of the Agreement.

         16. SURVIVAL. The obligations contained in this Agreement shall survive the termination, for any reason whatsoever, for cause or otherwise, of Employee's employment with the Employer.

         17. HEADINGS. All numbers and heading of paragraphs are for reference only and are not intended to qualify, limit or otherwise affect the meaning or interpretation of any paragraph.

         18. NOTICES. All notices which are required, permitted or contemplated hereunder to be given or made shall be given or made in writing by certified mail (return receipt requested) to Employer and Employee, respectively, at the addresses shown in the Preamble, or to such other address as either party may inform the other in writing.

         19. GENDER. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires.

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         WHEREFORE, the parties have executed this Agreement on the date and year first above written.

EMPLOYER:                              EMPLOYEE:

HA-LO INDUSTRIES, INC.

By:________________________________    ___________________________________
   Its:____________________________    Gregory J. Kilrea



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